Exhibit 10.12
[Eagle Rock Energy Letterhead]
August 2, 2006
Mr. Richard W. FitzGerald
5411 Mountain View Creek Court
Spring, Texas 77379
     RE:     Eagle Rock Offer of Employment
Dear Rick,
     Thank you for the time you’ve spent with us discussing our company, your expertise, value and desires, as well as the potential for you to join our exciting, growing company. Eagle Rock is interested in establishing an employment relationship with you, and as such is pleased to offer you the position of Chief Financial Officer. In this position you will:
♦	be a part of, and collaborate with the executive management team!
♦	have direct responsibility as our top finance and accounting executive over all finance, treasure, accounting, budget, tax, audit, internal and external system controls and standards, as well as communications with capital markets, investment analysts and institutional asset managers!
♦	be a driving force behind execution of the strategic business plan!
♦	develop creative solutions that enhance Eagle Rock’s value!

The terms of our offer include:

•	Base Annual Salary:	$200,000

•	Benefits:	A full range of benefit options, which today include
		but are not limited to: 1) medical, dental and vision with
		80% of the premiums paid by the Company; 2) Paid Time Off;
		3) life insurance, short and long term disability; 4) a
		401(k) Plan with a company match of 100% on 4% for an
		employee contribution of 5%, plus a discretionary annual
		company contribution of an additional 6%; and, 5) 10 paid
		holidays, one of which is at your election. The Company
		reserves the right to change these benefits at any time.
		For purposes of vacation benefits you will begin the
		annual accrual at 3 weeks per year. Vacation days will
		allocated as of your first day of employment.

•	Annual Bonus Plan:	You are eligible to participate in the Company-
		sponsored Incentive Bonus Plan, with a target rate of
		50% of your annual salary, prorated accordingly for 2006.

Mr. Richard W. FitzGerald
August 2, 2006

•	Severance:	A severance payment equal to one (1) time of your annual salary will be paid if your employment is terminated for any reason, other than cause.

•	Company Investment and Stock Options:	As a Management Team member, you will be expected to enter into a confidentiality and non-compete agreement, a draft of which is attached. At that time, the following will occur: 1) you will invest between $25,000.000 and $50,000.00 in Eagle Rock Holdings, L.P. and 2) you will be granted 150,000 Tier I Units of Eagle Rock Holdings, L.P.
     Enclosed is the company’s Application for Employment, which needs to be completed, signed and returned. You will be required to establish employment eligibility under the I-9 Immigration Reform and Control Act of 1986 by providing proper identification as listed on the form. If Eagle Rock elects to request that you successfully complete a pre-employment drug test, you will be notified to do so at a later date.
     Rick, we are excited about the possibility of you becoming an integral part of our Management Team. Please call with any questions you have. Alex can be reached at the office: 832.327.8001 or on his cell: 832.630.0109. If this offer is acceptable to you, please signify your acceptance, no later than August 4, 2006, by signing in the space provided below and returning one original to my attention.

Sincerely,

/s/ Joan A. W. Schnepp
Joan A. W. Schnepp
Executive Vice-President

AGREED AND ACCEPTED	Start Date:
THIS 3 DAY OF August, 2006

/s/ Richard W. FitzGerald	Expected Aug 23

Signature	Will update on notice to NATCO
Name: Richard W. FitzGerald